UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

Annual Incentive Compensation Plan for Management

On March 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) approved the Asset Acceptance Capital Corp. 2010 Annual Incentive Compensation Plan for Management (the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide incentives to eligible employees (the “Participants”) to advance the interests of the Company and to attract and retain employees.

The Annual Incentive Plan provides for the payment of cash bonuses to Participants, which includes the Company’s executive officers and most of the other management employees of the Company.

The Annual Incentive Plan will establish for each Participant a bonus target equal to a specified percentage of base salary (the “Target Bonus”). The Target Bonus will be set by the Compensation Committee at a level consistent with each Participant’s responsibilities. The Annual Incentive Plan is comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below:

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Financial Objectives: The financial performance of the Company will be measured by EBITDA (as defined in the Annual Incentive Plan), with minimum, target and maximum goals (as those goals are defined in the Annual Incentive Plan). The participant will receive 25%, 50% and 100% of the Target Bonus if the Company’s financial performance achieves the minimum, target and maximum goal, respectively. If the Company achieves EBITDA greater than its minimum goal but less than its maximum goal, the percentage of each Participant’s Target Bonus will be pro-rated consistent with a formula set forth in the Annual Incentive Plan. If the actual EBITDA is less than the minimum goal, no bonus is earned.

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Personal Performance Objectives: Each Participant may earn up to a maximum of 50% of his or her Target Bonus based on the achievement of specified personal objectives jointly developed by the Participant and management of the Company. The Committee approves the personal objectives of the Company’s executive officers. No bonus is earned based on Personal Performance Objectives if EBITDA achieved by the Company does not at least equal the minimum EBITDA goal under the Financial Objectives. The Committee shall have the discretion as to the executive officers of the Company, and the President and Chief Executive Officer shall have discretion as to all other Participants, to adjust the portion of the bonus based on achievement of Personal Performance Objectives by each participant upward or downward by a maximum of 20% based on exigent circumstances that make the achievement of any goal easier or more difficult to achieve than anticipated at the time the goal was established.

The Board of Directors may seek reimbursement of excess incentive cash compensation paid under the Annual Incentive Plan to an executive officer, on terms deemed appropriate by the Board, if the Board or the Audit Committee determines that the Company’s financial statements for the year ended December 31, 2010 are the subject of a material restatement for the relevant performance period. Excess incentive cash compensation means the positive difference, if any, between the amount of bonus paid and the amount of bonus that would have been paid had the bonus been calculated based on the Company’s financial statements as restated.

The Target Bonus, expressed as a percentage of annual base compensation paid in 2010, ranges from 35% to 80% for the executive officers of the Company.

None of the minimum, target or maximum goals related to the Financial Objectives, nor the specific Personal Performance Objectives for each of the named executive officers, has been included in this description in order to maintain the confidentiality of the Company’s confidential commercial or business information.

All cash bonuses under the Annual Incentive Plan are earned upon the Board of Directors’ approval of the 2010 audited financial statements and computation of EBITDA resulting from such approved financial statements. If a Participant’s employment is terminated for any reason prior to the approval of the 2010 audited financial statements, the cash bonus for that Participant is forfeited. Any deviations from the Annual Incentive Plan must be approved by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 15, 2010	Asset Acceptance Capital Corp.

	By:	/s/ E.L. Herbert
Name: E.L. Herbert
Title: Vice President and General Counsel

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